                                                                       Exhibit 2

                                  AGREEMENT AND
                                 PLAN OF MERGER


            AGREEMENT AND PLAN OF MERGER dated as of           , 1998
by and among TYECIN SYSTEMS, INC., a California Corporation ("Tyecin"), TYECIN ACQUISITION, INC., a Delaware Corporation ("Acquisition"), and MANUGISTICS GROUP, INC., a Delaware Corporation ("Manugistics") and the principal shareholders of Tyecin, Randall A. Hughes and Richard A. Zuanich (referred to collectively as the "Principal Shareholders").

                                   BACKGROUND

         A. Tyecin is engaged in the business of providing manufacturing scheduling products to the semiconductor industry.

         B. Acquisition is a wholly-owned subsidiary of Manugistics, and Acquisition was formed to merge with and into Tyecin so that as a result of the merger Tyecin would become a wholly-owned subsidiary of Manugistics.

         C. The Boards of Directors of each of Tyecin, Acquisition and Manugistics have all determined that the merger of Acquisition with and into Tyecin (hereinafter referred to as the "Merger") in accordance with the provisions of the California General Corporation Law (the "CGCL") and Delaware General Corporation Law (the "DGCL") and subject to the terms and conditions of this Agreement and Plan of Merger (this "Agreement") is in the best interests of each of Tyecin, Acquisition and Manugistics and the holders of record of shares of Tyecin.

         D. The parties intend that the Merger constitute a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code (the "Code").

         E. Certain Tyecin shareholders (including the Principal Shareholders) who together hold more than ninety-seven (97%) per cent of the issued and outstanding common stock of Tyecin and one hundred percent (100%) of the issued and outstanding preferred stock of Tyecin, have submitted their shares of Tyecin capital stock to be exchanged in accordance with the terms of this Agreement (the "Tyecin Shareholders").

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, agreements and promises contained herein and intending to be legally bound hereby, each of Tyecin, Acquisition and Manugistics agree as follows:

                                    AGREEMENT

         1.    THE MERGER.

               1.1  GENERAL.

                    (a) Subject to the terms and conditions of this Agreement and in accordance with the CGCL and the DGCL, Acquisition will be merged with and into Tyecin on the Effective Date (as defined in Section 1.1(b) hereof), and the separate corporate existence of Acquisition shall cease and Tyecin shall be the surviving corporation (the "Surviving Company") continuing its corporate existence under the laws of the State of California.

                    (b) The Merger shall become effective at a date and time agreed to by the parties but in no event at a date and time later than five (5) days after the Closing Date (as defined in Section 1.10 hereof)(the "Effective Date"), which date shall be specified in the Certificate of Merger and California Merger Agreement (described below) as the effective date of the Merger. Prior to the Effective Date the parties shall cause to be filed a Certificate of Merger (substantially in the form of EXHIBIT A annexed hereto) with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL (the "Certificate of Merger") and the Agreement of Merger and Officer's Certificate (in the form of EXHIBIT B annexed hereto) with the Secretary of State of the State of California in accordance with the provisions of the CGCL (the "California Merger Agreement").

                    (c) On the Effective Date, the Merger shall have the legal effect provided in Section 259 of the DGCL and Section 1107 of the CGCL.

               1.2 CONVERSION OF STOCK AND OPTIONS. On the Effective Date, by virtue of the Merger and without any further action on the part of the parties hereto, and subject to Section 1.4 below (with respect to fractional shares):

                    (a) All of the issued and outstanding preferred stock, no par value per share, of Tyecin as of the Effective Date, if any, (the "Tyecin Preferred Stock") shall be converted into the aggregate number of shares of common stock of Manugistics (the "Manugistics Common Stock"), equal to the product of the Conversion Factor (as defined in Section 1.5 below) multiplied by the number of shares of Tyecin Common Stock into which the Tyecin Preferred Stock is convertible as of the Effective Date. Innotech (the "Preferred Shareholder") will be entitled to receive such shares of Manugistics Common Stock based on the aggregate Tyecin Preferred Stock which it owns as of the Effective Date and each share of Tyecin Preferred Stock will be canceled as of the Effective Date.

                    (b)   All of the issued and outstanding common
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stock, no par value per share of Tyecin as of the Effective Date (the "Tyecin
Common Stock") shall, subject to Section 1.3 below, be converted into the aggregate number of shares of Manugistics Common Stock equal to the product of the Conversion Factor multiplied by the number of outstanding shares of Tyecin Common Stock as of the Effective Date. Accordingly, each Tyecin Shareholder will be entitled to receive his/her pro rata share of such Manugistics Common Stock, based on such Tyecin Shareholder's proportionate interest in the Tyecin Common Stock as of the Effective Date, and each share of Tyecin Common Stock will be canceled as of the Effective Date.

                    (c) Each share of common stock, $.01 par value per share of Acquisition (the "Acquisition Common Stock") then issued and outstanding shall become one fully paid and nonassessable share of common stock, no par value per share, of the Surviving Company (the "Surviving Company Common Stock").

                    (d) The existing Tyecin option plans are in the form attached hereto as EXHIBIT C and EXHIBIT D (the "Option Plans") and the options (vested and unvested) to purchase Tyecin Common Stock outstanding now and as of the Effective Date (the "Tyecin Options") are listed on SCHEDULE 1.2(D). The Tyecin Options shall become options to purchase common stock, $.002 par value, of Manugistics based upon the Conversion Factor. Pursuant to the Option Plans, the number of options to purchase Manugistics Common Stock (the "Manugistics Options") issued to each holder of Tyecin Options (the "Tyecin Optionholders") shall be equal to the number of Tyecin Options held by each Tyecin Optionholder as of the Effective Date multiplied by the Conversion Factor and to the extent such number of shares to be received upon the exercise of such options is not a whole number, Manugistics may in lieu of issuing a fractional share, pay to such optionholder the then fair market value of such fractional share. The exercise price of each Manugistics Option received in exchange for each Tyecin Option shall be equal to the exercise price of such Tyecin Option divided by the Conversion Factor, rounded up to the nearest whole cent. Each Tyecin Optionholder's vesting schedule prior to the Closing Date shall remain the same after the Closing Date under the applicable Option Plan, and each Tyecin Optionholder shall receive credit with respect to vesting under the applicable Option Plan for the period of time from the date of option grant to the Closing Date.

              1.3   DISSENTING SHARES.

                    (a) Each outstanding share of Tyecin Common Stock held by a Tyecin Shareholder who has demanded and perfected his right to an appraisal of his shares in accordance with Section 1301 of the CGCL and who has not effectively withdrawn or lost his right to such appraisal ("Dissenting Shares") shall not be converted into or represent a right to receive Manugistics Common Stock based upon the Conversion Factor pursuant to Section 1.2 hereof, but the holder thereof shall be entitled only to such rights as are granted by Chapter 13 of the CGCL. Each holder of Dissenting Shares who becomes entitled to payment for his Tyecin Common Stock pursuant to Chapter 13 of the CGCL shall receive payment therefor from the Surviving Company in accordance with the CGCL.

               (b) If any shareholder of Tyecin who demands appraisal of his shares under Chapter 13 of the CGCL shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, each share of Tyecin Common Stock held by such shareholder of Tyecin shall automatically be converted into the right to receive that number of shares of Manugistics Common Stock yielded by multiplying such Tyecin Shareholder's total number of outstanding and issued shares of Tyecin Common Stock as of the Effective Date by the Conversion Factor pursuant to Section 1.2 hereof and such shares of Tyecin Common Stock shall be delivered in accordance with Section 2.1(b) and 2.1(c) below.

               (c) Prior to the Closing, Tyecin shall give Manugistics and Acquisition prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Chapter 13 of the CGCL received by Tyecin. From and after the Closing: (i) the Surviving Company shall give the Paying Agent (as defined in Section 2.2) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Chapter 13 of the CGCL received by the Surviving Company; (ii) the Paying Agent shall have the right to participate in all negotiations and proceedings with respect to demands for appraisal under Chapter 13 of the CGCL.

         1.4 FRACTIONAL SHARES. No fractional shares will be issued in connection with the Merger. Any Tyecin Shareholder who would otherwise be entitled to receive five-tenths (.5) or more of a share of Manugistics Common Stock will instead receive an additional whole share and any Tyecin Shareholder who would otherwise be entitled to less than five-tenths (.5) of a share of a Manugistics Common Stock will not receive any consideration for such fractional interest, or at the option of Manugistics, such Tyecin Shareholder shall receive cash for such fractional share with each share of Manugistics Common stock to be valued at $60 per share for such purposes.

         1.5 CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the meanings indicated below:

               (a) "Conversion Factor" means that number equal to (i) 355,000, less that number equal to (x) the amount of Tyecin Merger Costs which exceeds $700,000 divided by (y) 60; divided by (ii) the total number of shares of outstanding Tyecin Common Stock, the total number of Tyecin Options, and the total number of shares of Tyecin Common Stock into which the Tyecin Preferred Stock is convertible, all as of the Effective Date, less the 88,000 Tyecin Options listed on SCHEDULE 4.8 hereto.

               (b) "Tyecin Merger Costs" means certain reasonable professional and broker fees and costs incurred by Tyecin in connection with the Merger as set forth on SCHEDULE 1.5(B) hereto.

         1.6 SHAREHOLDERS - NO FURTHER RIGHTS OF Transfer. On and after the Effective Date, each Tyecin Shareholder holding a certificate or certificates theretofore evidencing shares of Tyecin Common Stock or Tyecin Preferred Stock (the "Certificates") shall cease to have any rights as a shareholder of Tyecin, except for the right to surrender such Certificates in exchange for Manugistics Common Stock (as provided in Section 1.2 above), and no transfer of shares of Tyecin Common Stock or Tyecin Preferred Stock shall be made on the stock transfer books of the Surviving Company.

         1.7 OPTIONHOLDERS - NO FURTHER RIGHTS OF Transfer. On and after the Effective Date, each Tyecin Optionholder holding a Tyecin Option shall cease to have any rights as an optionholder of Tyecin, except for his, her or its rights as a holder of Manugistics Options pursuant to the Option Plans, and no transfer of Tyecin Options shall be made on the transfer books of the Surviving Company.

         1.8 ARTICLES OF INCORPORATION. The Articles of Incorporation of Tyecin, as in effect immediately prior to the Effective Date, shall be the Articles of Incorporation of the Surviving Company until thereafter amended as provided therein and by law.

         1.9 BY-LAWS. The By-Laws of Tyecin, as in effect immediately prior to the Effective Date, shall be the By-Laws of the Surviving Company until thereafter amended as provided therein and by law.

         1.10 CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of Manugistics' counsel, Dilworth Paxson LLP, 3200 Mellon Bank Center, 1735 Market Street, Philadelphia, PA 19103 on _____________, 1998 (the "Closing Date"). At the time of Closing, the Closing certificates, opinions of counsel and other documents to be delivered pursuant to this Agreement will be exchanged.




   2.    PURCHASE PRICE.

         2.1 PAYMENT OF PURCHASE PRICE. The purchase price (the "Purchase Price") shall be payable to each Tyecin Shareholder as follows:

               (a)   Ninety percent (90%) of the Manugistics
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Common Stock as determined in accordance with Section 1.2(a) above, (the
"Preferred Closing Stock") shall be tendered to the Paying Agent (as defined in
Section 2.2 hereof) at the Closing.

                    (b) Ninety percent (90%) of the Manugistics Common Stock as determined in accordance with Section 1.2(b) above (the "Common Closing Stock") shall be tendered to the Paying Agent (as defined in Section 2.2 hereof) at the Closing.

                    (c) That amount of Manugistics Common Stock as determined in accordance with Section 1.2(a) and Section 1.2(b) above, less the aggregate amount tendered pursuant to Section 2.1(a) and Section 2.1(b) above (hereinafter, the "Escrow Stock") shall be tendered to the Escrow Agent as named in the Escrow Agreement in the form of EXHIBIT E annexed hereto (the "Escrow Agreement").

               2.2 DEPOSIT WITH PAYING AGENT; DEPOSIT WITH ESCROW AGENT. Randall A. Hughes is hereby appointed as the paying agent (the "Paying Agent") as named in the Paying Agent Agreement in the form of EXHIBIT F annexed hereto (the "Paying Agent Agreement") for the purpose of disbursing the Preferred Closing Stock and the Common Closing Stock at Closing to the Tyecin Shareholders.

                    (a) Following receipt of a certificate from the Secretary of State of the state of California and an opinion of counsel from counsel to Tyecin (in form and substance satisfactory to Manugistics) that the Merger is effective, and upon satisfaction of all conditions to Closing as set forth in
Section 9 hereof, Acquisition shall tender the Preferred Closing Stock and the Common Closing Stock to the Paying Agent, as agent for the Tyecin Shareholders, as provided in and subject to Section 2.4 hereof. Immediately thereafter, none of Manugistics, Acquisition or the Surviving Company shall have any further liability to any of the Tyecin Shareholders with respect to the Preferred Closing Stock and the Common Closing Stock. The Paying Agent shall disburse at Closing to the persons listed on SCHEDULE 2.2 annexed hereto, that amount of Manugistics Common Stock set forth on SCHEDULE 2.2 next to each such person's name;

                    (b) Following receipt of a certificate from the Secretary of State of the state of California and an opinion of counsel from counsel to Tyecin (in form and substance satisfactory to Manugistics) that the Merger is effective, and upon satisfaction of all conditions to Closing as set forth in
Section 9 hereof, Acquisition shall tender the Escrow Stock to be held with the Escrow Agent, as provided in the Escrow Agreement. Immediately upon such deposit, none of Manugistics, Acquisition or the Surviving Company shall have any further liability to the Tyecin Shareholders or to any other holders of Tyecin Common Stock with respect to the Escrow Stock.

               2.3 CUSTODY OF STOCK. The Manugistics Common Stock issued at Closing to be held in escrow shall be held by the Escrow
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Agent pursuant to the terms of the Escrow Agreement.

               2.4 SURRENDER OF CERTIFICATES AND DISBURSEMENT. Upon the surrender of the Certificates to the Paying Agent by each Tyecin Shareholder together with a Letter of Transmittal substantially in the form of EXHIBIT G (the "Letter of Transmittal") and any necessary stock powers, duly executed and, if required, with signatures notarized or guaranteed, and the Paying Agent's surrender of such Certificates and documents to Acquisition (including forms W-9 and W-8, as required by Manugistics or Acquisition), and subject to the provisions of the Paying Agent Agreement and the provisions for fractional shares as set forth in Section 1.4 hereof, each holder of such Certificates shall be entitled to receive in exchange therefor a certificate representing that shareholder's portion of the Common Closing Stock or the Preferred Closing Stock, as the case may be, issuable pursuant to Section 2.1 above. Upon such surrender, the Paying Agent will promptly tender the allocable Common Closing Stock or Preferred Closing Stock, as the case may be, to each such holder.

               2.5 TRANSFERRED CERTIFICATES. If the Common Closing Stock or the Preferred Closing Stock is to be delivered to a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the delivery of the Common Closing Stock or the Preferred Closing Stock, as the case may be, that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock transfer powers and any other documents required by Manugistics and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Paying Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid.

               2.6 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the delivery to the Paying Agent of a notarized affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue the allocable Common Closing Stock or Preferred Closing Stock, as the case may be, to such person; provided, however, that as a condition to such issuance the Paying Agent may, in its discretion, require the owner of such lost or destroyed Certificate to give the Paying Agent a bond in such sum as the Paying Agent may reasonably direct as indemnity against any claim that may be made with respect to the Certificate alleged to have been lost, stolen or destroyed.


         3.    APPROVAL; AMENDMENT; TERMINATION.

               3.1 APPROVAL. This Agreement is subject to approval by all necessary action on the part of the Tyecin board of directors and the shareholders of Tyecin and by the board of directors of Manugistics and Acquisition. Tyecin, Acquisition, and Manugistics each agree to execute and deliver such further documents and instruments and to do such other acts and things as may be required to complete all requisite corporate action in connection with the transactions contemplated by this Agreement.

               3.2 AMENDMENT. This Agreement may be amended by the parties hereto notwithstanding the approval hereof by the shareholders of Tyecin and of Acquisition, except as provided in Section 1104 of the CGCL and Section 251(d) of the DGCL, as applicable pursuant to Section 252(e) of the DGCL.

               3.3 TERMINATION. This Agreement may be terminated, notwithstanding the approval by the board of directors of Tyecin, the Tyecin Shareholders and/or the board of directors of Manugistics and Acquisition, as provided in Section 17 hereof.

         4. REPRESENTATIONS AND WARRANTIES OF TYECIN AND THE PRINCIPAL SHAREHOLDERS. Tyecin and the Principal Shareholders, jointly and severally, represent and warrant to Acquisition and Manugistics as follows:

               4.1 ORGANIZATION; QUALIFICATION. Tyecin is a corporation duly organized, validly existing and in good standing under the laws of California and has all requisite corporate power and authority and all necessary licenses and permits to carry on its business as it has been and is now being conducted and to own or lease and to operate the properties used in connection therewith. Tyecin is duly qualified or licensed and in good standing to do business in the jurisdictions set forth on SCHEDULE 4.1 hereto, which constitutes each jurisdiction where the conduct of its business or the ownership, leasing or operation of its properties requires such qualification or licensing. Copies of the articles of incorporation and bylaws of Tyecin heretofore delivered to Manugistics are accurate and complete as of the date hereof and as of the Effective Date.

               4.2  CAPITALIZATION; OPTIONS AND OTHER RIGHTS.

                    (a) The total authorized capital securities of Tyecin consists of (i) Fifty Million shares of voting common stock, no par value, of which, as of the date hereof and as of the Effective Date, Eight Million Four Hundred Forty-Eight Thousand Seven Hundred Eighty-Five (8,448,785) shares are issued and outstanding, are and will be held by those shareholders listed on
SCHEDULE 2.2 hereto in such amounts as are set forth on such schedule and such shareholders reside at the address indicated on such schedule, (ii) Five Million shares of voting preferred stock, no par value, of which as of the date hereof, One Hundred Fifty Thousand (150,000) are issued and outstanding and are all held by the Preferred Shareholder, and (iii) Six Hundred Fifty-One Thousand and Twelve (651,012) options to purchase Tyecin Common Stock are (A) issued and outstanding, (B) held by those optionholders listed on SCHEDULE 1.2(D) hereof in such amounts and with the vesting and exercise dates set forth on such schedule and (C) except as set forth on such schedule are qualified options (as defined under the Code) and Four Hundred Thirty-Seven Thousand Four Hundred Ninety-five (437,495) options are reserved for issuance.

         Except as set forth on SCHEDULE 2.2 or SCHEDULE 1.2(D) hereof, all of the Tyecin Common Stock and Tyecin Preferred Stock have been duly and validly authorized and issued and are fully paid and nonassessable and all of the Tyecin Options have been duly and validly authorized and issued, including authorization of each of the Option Plans by the board of directors of Tyecin and the shareholders of Tyecin within twelve (12) months after adoption thereof by Tyecin; none have been issued in violation of the preemptive rights of any Tyecin Shareholder or Tyecin Optionholder; all were issued in compliance with all applicable Federal and state securities laws and regulations, and are owned free and clear of any liens, security interests, charges, claims, pledges and other encumbrances (the "Liens").

               (b) Except as set forth in SCHEDULE 2.2 or SCHEDULE 1.2(D), there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever granting to any person or entity any interest in or the right to purchase or otherwise acquire from Tyecin at any time, or upon the happening of any stated event, any securities of Tyecin, whether or not presently issued or outstanding, nor are there any outstanding securities of Tyecin or any other entity which are convertible into or exchangeable for shares or other securities of Tyecin, nor are there any agreements, subscriptions, options, warrants, calls, commitments or rights of any kind whatsoever granting to any person or entity any interest in or the right to purchase or otherwise acquire from Tyecin or any other entity any securities so convertible or exchangeable, nor are there any proxies, agreements or understandings with respect to the voting of the shares of Tyecin securities.

         4.3   AUTHORIZATION; FREEDOM TO CONTRACT.

               (a) The execution and delivery by Tyecin of this Agreement, the consummation of the transactions contemplated hereby and the performance by it of its obligations hereunder, have been duly authorized by all necessary corporate actions. This Agreement has been approved by a majority of the Tyecin Shareholders.

               (b) The execution and delivery of this Agreement by Tyecin does not, and the performance by Tyecin of its obligations hereunder will not, (i) violate or conflict with any provision of the Articles of Incorporation or By-Laws of Tyecin, or any amendments thereto or restatements thereof, as in effect on the date hereof, (ii) violate any of the terms, conditions or provisions of any applicable law, rule, regulation, order, writ, injunction, judgment or decree of any court, governmental authority, or regulatory agency, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, indenture, debenture, security agreement, trust agreement, lien, mortgage, lease, agreement, license, franchise, permit, guaranty, joint venture agreement, or other agreement, instrument or obligation, oral or written, to which Tyecin is a party (whether as an original party or as an assignee or successor) or by which any of its properties is bound. No governmental authorization, approval, order, license, franchise, consent or permit (collectively, "Permits"), and no registration, declaration or filing with any court, governmental department, commission, authority, board, bureau, agency or other instrumentality (collectively, "Filings"), is required in connection with the execution, delivery and performance of this Agreement by Tyecin and the consummation of the transactions contemplated hereby, except (i) the filing of the Certificate of Merger and California Merger Agreement and (ii) such consents, approvals, orders, authorizations, registrations and filings as may be required under applicable California securities laws, as provided on SCHEDULE 4.3.

                    (c) Tyecin has complied in all respects with the CGCL, including but not limited to, approval of the Merger, notice to all of the holders of Tyecin Common Stock and Tyecin Preferred Stock of the approval of the Merger, and requirements relating to the rights of holders of dissenting shares, including without limitation, delivery of a statement of the fair market value of any Dissenting Shares to all of the holders of Tyecin Common Stock and Tyecin Preferred Stock, which fair market value statement is consistent with the terms of this Agreement.

               4.4  SUBSIDIARIES AND AFFILIATES.

                    (a) Annexed hereto as SCHEDULE 4.4 is a correct and complete list setting forth (i) the name and jurisdiction of incorporation of each corporation (individually, a "Subsidiary," and collectively, the "Subsidiaries") of which Tyecin owns, directly or indirectly, capital stock,
(ii) the total number of shares of each class of capital stock of each Subsidiary authorized, the number of such shares outstanding and the number of such shares owned by Tyecin or any of the Subsidiaries (indicating the name of the owner), and (iii) a complete list of the directors and officers of Tyecin and each Subsidiary. All of the issued and outstanding shares of each Subsidiary have been duly and validly authorized and issued and are fully paid, nonassessable and free of preemptive rights. No shares of any Subsidiary have been issued in violation of the preemptive rights of any shareholder of such Subsidiary. The shares of each Subsidiary were issued in compliance with all applicable Federal, state and foreign securities laws and regulations, and are owned as set forth in SCHEDULE 4.4, free and clear of any and all Liens.

                    (b) There are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever granting to any person or entity any interest in the right to purchase or otherwise acquire from Tyecin or any Subsidiary, at any time, or upon the happening of any stated event, any shares of any Subsidiary, whether or not presently issued or outstanding, nor are there any outstanding securities of any Subsidiary or any other entity which are convertible into or exchangeable for shares or other securities of any Subsidiary, nor are there any agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever granting to any person or entity any interest in the right to purchase or otherwise acquire any Subsidiary or any other entity any securities so convertible or exchangeable, nor are there any proxies, agreements or understandings with respect to voting of the capital stock of any Subsidiary. Except for Tyecin's ownership of the Subsidiaries as disclosed on SCHEDULE 4.4 and as may be otherwise described in such schedule, Tyecin does not, directly or indirectly, have any ownership or other interest in, or control of, any person, corporation, partnership, joint venture, business association or other entity, nor is Tyecin controlled by or under common control with, any person, corporation, partnership, joint venture, business association or other entity, other than the shareholders of Tyecin set forth on SCHEDULE 4.4 annexed hereto.

               4.5  CHARTER AND ORGANIZATIONAL DOCUMENTS. Attached hereto as
SCHEDULE 4.5 is a certified copy of the Articles of Incorporation and By-Laws of Tyecin and each of its Subsidiaries. Tyecin and the Subsidiaries have previously furnished to Acquisition and Manugistics, true and complete copies of minutes of all meetings of the board of directors and the shareholders of Tyecin and the Subsidiaries.

               4.6  FINANCIAL STATEMENTS.

                    (a) Except as set forth in SCHEDULE 4.6, Tyecin has previously furnished to Manugistics true and complete copies of the following financial statements with respect to Tyecin and the Subsidiaries (the "Financial Statements"):


                          (i)  audited consolidated balance sheets, statements
of operations, stockholders' equity, and cash flows for each of the calendar years ended 1996 and 1995 with detailed schedules for each line item on the balance sheets; and

                          (ii) an unaudited consolidated balance sheet,
statement of operations, and statement of cash flows for the calendar year ended 1997 and for the period beginning January 1, 1998 and ended at March 31, 1998.

                    (b) The Financial Statements were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with that of preceding accounting periods. The Financial Statements were prepared on the basis of the books and records of Tyecin and its Subsidiaries, and fully and fairly present the financial position of Tyecin and the Subsidiaries as of the dates thereof and the results of operations and changes in financial position of Tyecin and the Subsidiaries for each of the periods then ended.

                    (c) On the Closing Date and Effective Date, there will be no restrictions on the availability of cash of Tyecin and the Subsidiaries in banks and on hand, except clearance of checks in the ordinary course of business.

                    (d) The accounts and other receivables as set forth on the Financial Statements, and arising since the date thereof, have or shall have arisen in the ordinary course of the business of Tyecin and the Subsidiaries.

                    (e) The Financial Statements and the notes thereto correctly and completely set forth all liabilities of Tyecin and the Subsidiaries required to be reflected under GAAP as of the date thereof (i) pursuant to all Plans (as that term is defined in Section 4.22), including all unfunded past service costs, (ii) pursuant to all bonus, incentive, compensation, insurance, deferred compensation, severance and other fringe benefit plans, contracts, agreements, arrangements and programs of any type, coverage or form, including, without limitation, any employee welfare benefit program as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (iii) for vacation pay.

               4.7  ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed on
SCHEDULE 4.7, Tyecin and the Subsidiaries do not have any liabilities (whether absolute, accrued or contingent), which would be required (under GAAP consistently applied) to be set forth on a balance sheet or in the notes thereto, except for liabilities incurred after March 31, 1998 in the ordinary course of business and consistent with past practice.

               4.8  ABSENCE OF CERTAIN CHANGES OF EVENTS. Except as set forth on
SCHEDULE 4.8, since December 31, 1997 there has not been (a) any issuance of any shares of capital stock, declaration, setting aside or payment of any dividend, any grant of options, any execution of any agreements with respect to any shares of capital stock or any other of Tyecin's and the Subsidiaries' securities or any distribution with respect to shares of Tyecin's capital stock; (b) any material changes made to any Plan, including any modification, amendment, revision, restatement or revision or any action to deplete any asset of any Plan; (c) any material adverse change in Tyecin's or the Subsidiaries' business or the results of their respective operations; (d) any damage, destruction or casualty loss, whether covered by insurance or not, adversely affecting Tyecin's or the Subsidiaries' assets or their respective business; (e) (i) any material increase in the rate or terms of compensation payable to or to become payable to Tyecin's or the Subsidiaries' employees, officers, directors or consultants, or (ii) any material modifications in employee benefits to Tyecin's or the Subsidiaries' employees;
(f) any creation of or assumption of any mortgage, pledge, or other lien or encumbrance upon any of the assets of Tyecin or the Subsidiaries; (g) any incurrence of any additional debt for money borrowed by Tyecin or the Subsidiaries; (h) any sale, assignment, lease, transfer or other disposition of any of the assets of Tyecin or the Subsidiaries; (i) any imposition or incurring of any obligation or liability, fixed or contingent not in the ordinary course of business of Tyecin or the Subsidiaries; (j) any termination or alteration of Tyecin's or the Subsidiaries' relationship with any customer that, during any period in the last two (2) years, accounted for more than 2% of Tyecin's or the Subsidiaries' respective sales; (k) any material transaction otherwise relating to Tyecin or the Subsidiaries; (l) any change in the general character of Tyecin's or the Subsidiaries' business and properties; or (m) any change in any method of accounting or accounting practice or policy of Tyecin or the Subsidiaries.

               4.9 TITLE TO PROPERTIES. Tyecin and the Subsidiaries have good and marketable title to all of their respective properties and assets reflected on the Financial Statements or acquired after the date thereof (except for properties and assets sold or otherwise disposed of in the ordinary course of business since the date of the Financial Statements) in fee simple absolute with respect to real property (except for leasehold interests, in which event the entity directly holding such interest has a valid leasehold interest), subject only to (i) statutory liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent,
(ii) with respect to personal property, the rights of suppliers or customers of Tyecin with respect to contracts entered into by Tyecin in the ordinary course of business, (iii) liens reflected on the Financial Statements or notes thereto,
(iv) liens set forth in SCHEDULE 4.9 hereto, and (v) those dispositions of properties and assets not in the ordinary course of business since December 31, 1997, which are set forth on SCHEDULE 4.9 hereto.

               4.10 REAL PROPERTY. SCHEDULE 4.10 lists all land, buildings and structures owned beneficially or of record by Tyecin and the Subsidiaries. Also included on SCHEDULE 4.10 are lists of all deeds, mortgages, surveys and title insurance policies relating to such real property in the possession of Tyecin and the Subsidiaries. Tyecin has heretofore delivered to Manugistics copies of all written documents, instruments, deeds, mortgages, surveys, rights of-way, easements, permits and other documents or agreements relating to such real property listed on SCHEDULE 4.10.

               4.11 MACHINERY AND EQUIPMENT. SCHEDULE 4.11 lists each item of machinery and equipment owned by Tyecin and the Subsidiaries as of the Closing Date.

               4.12 INVENTORY. SCHEDULE 4.12 contains a description of all classes of inventory owned by Tyecin and the Subsidiaries as of the Closing Date.

               4.13 LEASES. SCHEDULE 4.13 lists all outstanding leases or licenses pursuant to which Tyecin and the Subsidiaries have (i) obtained the right to use or occupy any real or personal property, or (ii) granted to any other party the right to use any real or personal property described on SCHEDULE 4.10, SCHEDULE 4.11 or SCHEDULE 4.13 hereto. Tyecin has heretofore delivered or made available to Manugistics or Acquisition copies of all the written leases and licenses described on SCHEDULE 4.13, together with all amendments thereto.

               4.14 PATENTS, COPYRIGHTS AND TRADEMARKS. All patents, trademarks, trade names and service marks which Tyecin and the Subsidiaries own or utilize and all registrations granted and/or applications pending therefor, if any, are listed on SCHEDULE 4.14. As of the date of this Agreement, there are no pending interference, opposition or cancellation actions or proceedings, or written claims received and unresolved, with respect to any such trademarks, trade names, service marks, patents or any copyrights; and to the knowledge of Tyecin and the Subsidiaries, there are no pending actions or proceedings, or written claims received and unresolved, claiming that the use of any such trademarks, trade names, service marks, patents and/or copyrights infringes upon or conflicts with, any trademark, trade name, patent, copyright, or other proprietary right of any other person. Tyecin and the Subsidiaries have heretofore delivered to Manugistics true, correct and complete copies of all documents described on SCHEDULE 4.14. To the knowledge of Tyecin and the Subsidiaries, there are no claims or prior technologies, patents or other prior art which would interfere with or prevent the Surviving Company from obtaining a patent for the manufacturing scheduling process which is a component to the Software Materials (as defined in Section 4.32 below). To their knowledge, neither Tyecin nor the Subsidiaries are infringing on any trademark, trade name, service mark, patent or copyright.

               4.15 CONTRACTS. Except as otherwise indicated thereon, SCHEDULE
4.15 lists each and every document not otherwise listed on any other Schedule, for the following:

                          (i)  written contract or commitment to which Tyecin or
any Subsidiary is a party which creates an obligation on the part of Tyecin or any Subsidiary in excess of $5,000 in the aggregate;

                          (ii) written debt instrument, including, without
limitation, any loan agreements, promissory notes, security agreements or other evidences of indebtedness, where Tyecin or any Subsidiary is a lender or borrower;

                          (iii) written contract or commitment
restricting Tyecin or any Subsidiary from engaging in any line of business or in any geographic area;

                          (iv) written contract or agreement to which Tyecin or
any Subsidiary is a party (whether as an original party or an assignee or successor) for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person or entity;

                          (v)  material written contract or commitment to which
Tyecin or any Subsidiary is a party (whether as an original party or an assignee or successor) for any charitable contribution;

                          (vi) written loan agreement, security agreement, note,
debenture, or other contract or commitment (except for this Agreement) limiting or restraining Tyecin or any Subsidiary from declaring, setting aside, authorizing or making payment of any dividend or any distribution, whether in cash or property;

                          (vii) written joint venture or partnership agreement
to which Tyecin or any Subsidiary is a party (whether as an original party or as an assignee or successor);

                          (viii) written agreement or agreements to which Tyecin
or any Subsidiary is a party (whether as an original party or as an assignee or successor) with respect to any assignment, discounting or reduction of any receivables, other than normal trade discounts, of Tyecin or any Subsidiary;

                          (ix) written distributorship, sales agency, sales
representative, brokerage marketing agreement, including without limitation, agreements with insurance companies;

                          (x)  existing agreements, options, commitments or
rights with, to or in any third party to acquire any assets or properties, real, personal or mixed, or any interest therein, of Tyecin or any Subsidiary; and

                          (xi) a list of all clients of Tyecin and all
Subsidiaries.

         Tyecin and the Subsidiaries have heretofore delivered to Manugistics or Acquisition true, correct and complete copies of all documents described in
SCHEDULE 4.15. There are no oral contracts or commitments of the types described in this Section 4.15 which create an obligation on the part of Tyecin or any Subsidiaries. There are no contracts or commitments between Tyecin or any Subsidiaries, on the one hand, and any person which controls, is controlled by or is under common control with Tyecin, on the other, except as listed on
SCHEDULE 4.15 or agreements referred to in this Agreement.

               4.16 ABSENCE OF DEFAULT. Except as set forth in SCHEDULE 4.16 annexed hereto: (a) neither Tyecin nor any Subsidiaries has received notice that it has not complied with and performed all of its obligations required to be performed under all contracts, agreements and leases to which it is a party (whether as an original party or as an assignee or successor) as of the date hereof, or that it is in default in any respect under any contract, agreement, lease, undertaking, commitment or other obligation; and (b) Tyecin and the Subsidiaries have no knowledge that any party has failed to comply in any respect with or perform all of its obligations required to be performed under any contract, agreement or lease to which Tyecin or any Subsidiary is a party (whether as an original party or as an assignee or successor) as of the date hereof.

               4.17 INSURANCE. SCHEDULE 4.17 contains a description of all policies or binders of insurance insuring Tyecin and any Subsidiary (including without limitation any errors and omissions insurance) or any directors and officers thereof or any of its properties or assets (specifying the insurer, the amount of the coverage, the type of insurance, the risks insured, the expiration date, the policy number, the premium and any agent or broker). SCHEDULE 4.17 also contains a description of all outstanding performance bonds which have been delivered to any person in connection with the business and operations of Tyecin and the Subsidiaries.

               4.18 CAPITAL EXPENDITURES. SCHEDULE 4.18 sets forth the current capital budget for Tyecin and the Subsidiaries and the status of expenditures under such budget.

               4.19 LITIGATION.

                    (a) Except as set forth in SCHEDULE 4.19 annexed hereto, as of the date hereof: (i) there are no actions, suits, arbitrations, legal or administrative proceedings or investigations threatened or pending or claims asserted against Tyecin or any Subsidiary of which Tyecin or any Subsidiary has knowledge and Tyecin and the Subsidiaries have no knowledge of any basis for such actions, suits arbitrations, legal or administrative proceedings; and (ii) neither Tyecin nor any of the Subsidiaries nor the assets, properties or business of any of them is subject to any judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal.

                    (b) Tyecin and the Subsidiaries are not a party to any suit, action, arbitration or legal, administrative, governmental or other proceeding or investigation pending or, to the knowledge of Tyecin or any Subsidiary, threatened which might have an adverse effect or restrict the ability of Tyecin or any Subsidiary to consummate the transactions contemplated by this Agreement or to perform its obligations thereunder.

                    (c) There is no judgment, order, injunction or decree of any court, governmental authority or regulatory agency to which Tyecin or any Subsidiary is subject which could reasonably be expected to have an adverse effect or restrict the ability of Tyecin or any Subsidiary to consummate the transactions contemplated by this Agreement or to perform its obligations thereunder.

               4.20 COMPLIANCE WITH LAW. Except as set forth in SCHEDULE 4.20 annexed hereto, neither Tyecin nor any Subsidiaries have received written notice or is aware of the fact that:

                    (a) Tyecin or any Subsidiaries has not complied with, or is in violation of, any law, ordinance or governmental rule or regulation to which it or its business is subject; or

                    (b) Tyecin, any Subsidiary, or any employee thereof, has failed to obtain any material license, permit, certificate or other governmental authorization or inspection necessary to the ownership or use of its assets and properties or to the conduct of its business.

               4.21 TAX MATTERS.

                    (a) Tyecin and each of the Subsidiaries has filed or will file all required Federal, foreign, state, county, local, and other tax returns and reports including without limitation, income tax, estimated tax, excise tax, sales tax, gross receipts tax, franchise tax, employment and payroll-related tax, property tax and returns and reports, whether or not measured in whole or in part by net income, within the prescribed period or any extension thereof for all periods to the Effective Date, except where the prescribed period (and any extension thereof) will not have expired by the Effective Date, and all such returns are true, correct and complete. Tyecin and the Subsidiaries have paid, and with respect to the 1997 tax year and preceding years will pay or will reserve for, all taxes shown to be due on such returns and reports or due or to become due pursuant to any written assessment, deficiency notice, 30-day letter or similar written notice actually received by Tyecin for any period prior to the Effective Date, including interest and penalties with respect thereto, except as set forth on SCHEDULE 4.21. There are no tax liens upon any property of Tyecin or any of the Subsidiaries except for liens for current taxes not yet due. All amounts required to be withheld by Tyecin and the Subsidiaries from employees for income taxes, social security and other payroll taxes have been collected and withheld, and either paid to the respective governmental agencies, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books and records of the employer. For the purpose of this Agreement, unless otherwise expressly provided, the term "tax" shall include all Federal, foreign, state and local taxes or assessments, including any interest or penalties applicable thereto.

                    (b) The Federal income tax returns of Tyecin and the Subsidiaries have either been audited by the Internal Revenue Service (the "IRS") or the period during which any assessments may be made has expired without waiver or extension, for all periods to and including the year ended 1994. Except as set forth on SCHEDULE 4.21 hereto, all Federal income tax deficiencies asserted in writing as a result of such examinations have been paid or finally settled. Further, no written notice has been received by Tyecin proposing the assessment of any Federal income tax liability against Tyecin. Except as set forth in SCHEDULE 4.21, none of the foreign, state or local income or franchise tax returns of Tyecin or the Subsidiaries has been audited by any governmental agency within the past five (5) years.

                    (c) Except as set forth on SCHEDULE 4.21, neither Tyecin nor any of the Subsidiaries is a party to any pending action by any governmental authority for assessment or collection of taxes, or party to any dispute or, to the knowledge of Tyecin, any threatened dispute, and no such claim for assessment or collection of taxes has been made upon Tyecin or any of the Subsidiaries nor to the knowledge of Tyecin is there any basis for such action or claim.

                    (d) Neither Tyecin nor any of the Subsidiaries has, with regard to any assets or property held, acquired or to be acquired, filed a consent to the application of Section 341(f)(2) of the Code.

                    (e) Except as set forth on SCHEDULE 4.21 hereto, Tyecin and each of its Subsidiaries (i) have made all payments of estimated taxes required to be made; (ii) have not taken any action that could have the effect of deferring any liability for taxes from any taxable period ending on or before the Closing Date to any taxable period ending thereafter; (iii) have not made any payment which will be or may be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code; and (iv) have no net operating loss carryovers available as reflected on its returns arising in years after 1994, which are restricted as of the Effective Date by Sections 382, 383 or 384 of the Code, except to the extent affected by this Agreement and the transactions evidenced hereby.

                    (f)   During the past ten (10) years, except as set forth on
SCHEDULE 4.21, neither Tyecin nor any of the Subsidiaries has agreed and has not been requested in writing by IRS to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method.

                    (g) None of the Subsidiaries which are incorporated under the laws of a foreign country have been subject to tax as: a "foreign personal holding company" within the meaning of Section 552 of the Code; a "foreign investment company" within the meaning of Section 1246 of the Code; or a "passive foreign investment company" within the meaning of Section 1296 of the Code.

                    (h) Set forth on SCHEDULE 4.21 is a correct and complete list of:

                          (i)  all Federal, foreign, state and local income and
franchise, tax returns and reports filed individually or on a consolidated basis by Tyecin and the Subsidiaries within the past five years;

                          (ii) all currently effective agreements, consents,
elections and waivers filed or made with Federal, state, local or foreign taxing authorities relating to Tyecin and the Subsidiaries; and

                    (i) all methods of accounting utilized by Tyecin and the Subsidiaries together with the book/tax adjustments made by them in preparing their tax returns comply with the Code and associated regulations, and Tyecin and the Subsidiaries have made all proper elections which support the methods of accounting utilized.

         Tyecin has made available to Acquisition and Manugistics all Federal, foreign, state and local tax returns referred to on SCHEDULE 4.21.

               4.22 EMPLOYEE BENEFIT PLANS

                    (a) SCHEDULE 4.22 lists all employee benefit (including multiemployer) plans, funds or programs (within the meaning of the Code or ERISA), whether or not they are or are intended to be (i) covered or qualified under the Code, ERISA or any other applicable law, (ii) funded or unfunded, or
(iii) generally available to all employees of Tyecin, which are maintained and/or contributed to by Tyecin ("Plan"). For purposes of this Section 4.22, references to Tyecin shall include any corporation which is a member of a controlled group of corporations (as defined in section 414(b) of the Code) which includes Tyecin; any trade or business (whether or not incorporated) which is under common control (as defined in section 414(c) of the Code) with Tyecin; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in section 414(m) of the Code) which includes Tyecin; and any other entity required to be aggregated with Tyecin pursuant to regulations under section 414(o) of the Code.

                    (b) Tyecin has delivered to Manugistics (i) copies of all Plan documents and other instruments relating to all Plans sponsored solely by Tyecin or any Subsidiary ("Company Plans"), if any, (ii) copies of the most recent financial statements with respect to such Plans, if any (iii) true and complete copies of all annual reports for such Plans prepared within the past three (3) years, if any, and (iv) all filings with respect to such Plans submitted to and any correspondence received by Tyecin or any Subsidiary from any government agency within the past two (2) years with respect to such filings, if any.

                    (c)   Each Plan which is intended to be qualified under
section 401(a) and exempt from tax under section 501(a) of the Code has been determined by the IRS to be so qualified and such determination remains in effect and has not been revoked. Neither Tyecin nor any Subsidiary has taken or omitted to take any action since the date of any such determination which might adversely affect such qualification or exemption, or result in the imposition of excise taxes or tax on unrelated business income under the Code or ERISA.


                    (d) Except in the case of multiemployer plans, (i) no reportable event (as defined in section 4043 of ERISA or the regulations thereunder) for which the reporting requirements have not been fully waived, or accumulated funding deficiency whether or not waived (as defined in section 302 of ERISA), or liability to the Pension Benefit Guaranty Corporation ("PBGC") under section 4062 of ERISA, nor any prohibited transaction (as defined in section 406 of ERISA or section 4975 of the Code), has occurred and/or exists with respect to any Plan; and (ii) each of the Plans and provisions thereof, the trusts created thereby, and the operation of the Plans is currently in compliance with and conform to applicable provisions of the Code (including but not limited to section 412), ERISA, other statutes, and governmental rules and regulations.

                    (e) There is no action, audit, suit or claim pending or, threatened in writing relating to any Plan, fiduciary of any such Plan or assets of any such Plan, before any court, tribunal or government agency and there are no other claims (other than routine claims for benefits under the Plans).

                    (f) Tyecin has delivered to Acquisition the most recent Plan audit reports, actuarial reports and annual reports for the Plans, if any.

                    (g) Neither Tyecin nor any Subsidiary has, with respect to any multiemployer plan, suffered or caused a complete withdrawal or partial withdrawal (as such terms are respectively defined in sections 4203 and 4205 of ERISA).

                    (h) With respect to any Plan that is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA (a "Welfare Plan"), neither Tyecin nor any Subsidiary has any knowledge or received written notice that (i) any such Welfare Plan the contributions to which are claimed as a deduction under any provision of the Code is not currently in compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund within the meaning of section 419 of the Code that comprises part of a Welfare Plan, there is no disqualified benefit within the meaning of section 4976(b) of the Code that would subject Tyecin to a tax under section 4976(a) of the Code, or (iii) with respect to any group health plan, there is no failure to meet the requirements of Section 4980(B)(f) of the Code that would subject Tyecin to the tax under Section 4980(B)(b), or with respect to years beginning before the effective date of such Section, any such Plan that was a group health plan within the meaning of section 162(i)(3) of the Code as of that date did not meet all of the then requirements of section 162(k) of the Code.

               4.23 EMPLOYEES.

                    (a) Annexed hereto as SCHEDULE 4.23 is a list of the names, titles and current annual salary rates of and bonuses paid or payable to all present officers and employees of Tyecin and the Subsidiaries ("Employees").

                    (b) Except as set forth in SCHEDULE 4.23, neither Tyecin nor any of the Subsidiaries has any employment agreement with, maintains any Plans or has any obligations for any employee benefits or bonuses with respect to, any Employees. Neither Tyecin nor any of the Subsidiaries has received a written notice of default with respect to any such agreements.

                    (c) Except as set forth on SCHEDULE 4.23, neither Tyecin nor any of the Subsidiaries has any existing obligations for bonuses or deferred compensation to Employees or any employment agreements, severance agreement or change of control agreements with any Employees, officers or directors.

               4.24 LABOR AGREEMENTS. Neither Tyecin nor any Subsidiary is a party to or is bound by any labor or collective bargaining agreement.

               4.25 ENVIRONMENTAL LAWS.

                    (a) Tyecin and the Subsidiaries have obtained all permits, licenses and other authorizations which are required with respect to the operation of its business under Federal, state, foreign and local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial toxic or hazardous substances or wastes (the "Environmental Laws").

                    (b) Neither Tyecin nor any of its Subsidiaries has received written notice that it is not in compliance with any other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                    (c) Other than the items listed in SCHEDULE 4.25, there is no civil, criminal or administrative action, suit, demand, claim, hearing notice or demand letter pending against Tyecin of which it has received written notice, relating in any way to the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

               4.26 BANK ACCOUNTS, LETTERS OF CREDIT AND POWERS OF ATTORNEY.
SCHEDULE 4.26 lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of Tyecin and the Subsidiaries (SCHEDULE
4.26 also sets forth, opposite the identification of each such account or box by its account or box number, the name, address, telephone number, and contact person for the Bank or other institution where such account or box is located, the account balance or description of the box contents, and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of Tyecin and the Subsidiaries (setting forth, in each case, the name, address, telephone number, and contact person for each financial institution issuing such letter of credit, the maximum amount available under such letter, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name, address, and telephone number of each person who has a power of attorney to act on behalf of Tyecin and the Subsidiaries. Tyecin has heretofore delivered to Manugistics true, correct and complete copies of each letter of credit and each power of attorney described on SCHEDULE 4.26.

               4.27 ACCOUNTS AND NOTES RECEIVABLE. Annexed hereto as SCHEDULE
4.27 is a true and correct list, as of the date hereof, setting forth, by customer or obligor (SCHEDULE 4.27 also sets forth, opposite the name of each customer or obligor, the address, telephone number, and contact person for such customer or obligor), an aging of the accounts and notes receivable of Tyecin and the Subsidiaries in categories of less than 30 days due, 30 to 59 days due, 60 to 89 days due and 90 days or greater due.

               4.28 ACCOUNTS PAYABLE. Annexed hereto as SCHEDULE 4.28 is a true and correct list, as of the date hereof, of all of the accounts payable of Tyecin and the Subsidiaries, setting forth, by vendor (SCHEDULE 4.28 also sets forth, opposite the name of each vendor, the address, telephone number, and contact person for such vendor), an aging of the accounts payable of Tyecin and the Subsidiaries in categories of less than 30 days due, 30 to 59 days due, 60 to 89 days due and 90 days or greater due.

               4.29 CUSTOMERS, SUPPLIERS, LICENSEES AND CONSULTING AGREEMENTS.
SCHEDULE 4.29 annexed hereto is a complete and correct list of the names, addresses, telephone numbers and contacts of (a) all customers of Tyecin and the Subsidiaries during the last three (3) years who have generated revenues for Tyecin in excess of

$10,000 per year for any of the three (3) years, (b) the ten (10) largest suppliers of Tyecin and the Subsidiaries during the current fiscal year, (c) all licensees of Tyecin and the Subsidiaries during the last three (3) years, and
(d) all persons for whom Tyecin and the Subsidiaries have performed consulting services during the last three (3) years. SCHEDULE 4.29 includes the total sales to, purchases by, or fees paid by each customer, licensee or party to a consulting agreement and the total purchases by Tyecin from each supplier. No supplier, customer, licensee, or party to a consulting arrangement with Tyecin or the Subsidiaries during the last five (5) years has advised Tyecin or the Subsidiaries, formally or informally, that it intends to terminate, discontinue or substantially modify or reduce its business with Tyecin or the Subsidiaries
(i) by reason of the transactions contemplated by this Agreement or (ii) otherwise. Neither Tyecin nor the Subsidiaries have any obligation or have made any undertaking to perform work for customers, licensees, or parties to consulting arrangements other than on a billable basis.

               4.30 NO-SHOP AGREEMENT. From January 29, 1998, until March 14, 1998 Tyecin has complied in all respects with their obligations under the January 29, 1998 No-Shop Agreement (the "No-Shop Agreement") between Tyecin and Manugistics, Inc.

               4.31 SOFTWARE MATTERS.

                    (a) Tyecin and the Subsidiaries own all software used in the conduct of their business as described on SCHEDULE 4.31 (the "Owned Software"). Except as set forth on SCHEDULE 4.31 hereto, Tyecin and the Subsidiaries have the right and license to use that software described as "Licensed Software" on SCHEDULE 4.31 (the "Licensed Software") free and clear of any limitations or encumbrances. SCHEDULE 4.31 sets forth a list of all license fees, rents, royalties or other charges that Tyecin and the Subsidiaries are required or obligated to pay with respect to Licensed Software. Tyecin and the Subsidiaries are in full compliance with all provisions of any license, lease or other similar agreement pursuant to which Tyecin and the Subsidiaries have rights to use the Licensed Software. Except as set forth in SCHEDULE 4.31, none of the Licensed Software has been incorporated into or made a part of any other Licensed Software. Except as set forth in SCHEDULE 4.31, the Owned Software and Licensed Software constitute all software used in the business of Tyecin and/or the Subsidiaries. Neither Tyecin nor the Subsidiaries are infringing any intellectual property rights of any other person or entity with respect to the Licensed Software or Owned Software, and, except as set forth in SCHEDULE 4.31, no other person or entity is infringing any intellectual property rights of Tyecin and/or the Subsidiaries with respect to the Licensed Software or Owned Software which Tyecin and/or the Subsidiaries leases or licenses to such third party.

                    (b) With respect to all software/computer applications owned or licensed from others by Tyecin and/or any

Subsidiary (other than standard off the shelf commercially available software), including all source codes and related documentation (the "Software Materials"), all of which are contained in SCHEDULE 4.31 hereto, there are no bugs, errors or defects of any kind in said software/computer applications which could adversely affect the value, utility, marketability, operability or any other aspect of such software/computer applications, or which render the software/computer applications unable to substantially conform to the Software Materials contained in SCHEDULE 4.31 hereto.

                    (c) Tyecin and its Subsidiaries have conducted "Year 2000" audits with respect to all software/computer applications owned or licensed from others by Tyecin and/or the Subsidiaries as of the Closing Date, including the Software Materials contained in SCHEDULE 4.31 hereto, the Owned Software and the Licensed Software (the "Software Applications"), and all Software Applications comply with and account for the fact of the arrival of the "year 2000" and will not be adversely affected with respect to value, utility, marketability, operability or any other aspect by virtue of the arrival of the "year 2000". Without limiting the generality of the foregoing, except as set forth on
SCHEDULE 4.31 hereto, the Software Applications:

                          (i)  will operate prior to, during and after the
calendar year 2000 A.D., and more specifically, will operate during each such time period without error relating to date data, including any error relating to, or the product of, date data which represents or references different centuries or more than one century;

                          (ii)  will not abnormally end or provide invalid or
incorrect results as a result of date data, including date data which represents or references different centuries or more than one century; and

                          (iii) are capable of date data century recognition,
calculations which accommodate same century and multi-century formulas and date values, and date data interface values that reflect the century.

                    (d) Tyecin and its Subsidiaries are in compliance with all licenses from others for all software/computer applications used in or relating to the business of Tyecin and its Subsidiaries as of the Effective Date, including any such licenses with respect to the Software Materials contained in
Schedule 4.32 hereto, and Tyecin and its Subsidiaries have obtained and paid for in full all necessary licenses for use of software/computer applications used in or relating to the business of Tyecin and its Subsidiaries.

                    (e) Tyecin and the Subsidiaries have notified all of their customers and/or vendors of any potential "Year 2000" problem contained in any software or other products sold or licensed to such customers or vendors.

               4.32 TYECIN MERGER COSTS. Except as set forth on SCHEDULE 1.5(B), Tyecin or the Principal Shareholders have not incurred and are not and will not be liable for any fees, costs or expenses, including legal, accounting, investment banking or broker fees, in connection with the transactions contemplated by this Agreement. Except as contemplated by this Agreement, Acquisition, Manugistics and the Surviving Company shall not be liable for any fees of attorneys, accountants, consultants, finders or investment bankers or other expenses incurred by or on behalf of Tyecin or any of its Subsidiaries or shareholders in connection with the transactions contemplated by this Agreement.

               4.33 ACCOUNTING MATTERS. Neither Tyecin nor its Subsidiaries have through the date hereof and the Effective Date, taken, agreed to take, or will take, any action, individually or if combined with others, that would prevent Manugistics and the Surviving Company from treating the Merger for accounting purposes as a "Pooling of Interests."

               4.34 DOCUMENTS DELIVERED. Each of the Principal Shareholders has received, reviewed and distributed to all of the shareholders of Tyecin, the following documents pertaining to Manugistics, which documents have been filed by Manugistics with the SEC: (A) Annual Report on Form 10-K for the fiscal year ended February 28, 1997; and (B) third quarter reports on Form 10-Q for the third quarter of the fiscal year ended February 28, 1998. The Principal Shareholders have also distributed to all of the shareholders of Tyecin, the following documents: (1) the Merger Agreement; (2) the Paying Agent Agreement;
(3) the Escrow Agreement; and (4) the Information Package (as defined in Section 9.3).

               4.35 INFORMATION STATEMENT INFORMATION . Tyecin and the Principal Shareholders represent and warrant that the information contained in the Information Statement (as defined in Section 9.3) as it relates to Tyecin and its Subsidiaries is true and correct as of the date thereof in all material respects.

               4.36 LIABILITIES AFTER FINANCIAL STATEMENTS. Except as disclosed on SCHEDULE 4.7 and SCHEDULE 4.8, to the knowledge of the Principal Shareholders there is no liability of Tyecin or the Subsidiaries that arises out of the operations of Tyecin or the Subsidiaries at any time after the date of the most recent Financial Statements and prior to the Effective Date (other than liabilities arising in the ordinary course of business and consistent with past practice during such period).

         5. REPRESENTATIONS, WARRANTIES AND RELEASE OF PRINCIPAL SHAREHOLDERS. The Principal Shareholders represent and warrant to Acquisition and Manugistics that with respect to such Principal Shareholders:

                    (a)   TITLE TO THE SHARES.

                          (i)  Such Principal Shareholder is the lawful record
and beneficial owner of, and has good and marketable title to, the number of shares of Tyecin Common Stock, set forth opposite the name of such Principal Shareholder on Schedule 2.2 hereto, free and clear of any and all liens, security interests, charges, claims, pledges or other encumbrances and any other rights of any third party pursuant to any agreement; (ii) there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever granting to any person or entity any interest in or the right to purchase or otherwise acquire any of such Principal Shareholder's shares of Tyecin Common Stock at any time, or upon the happening of any stated event; and (iii) there are no proxies, agreements or understandings with respect to the voting of such Principal Shareholder's shares of Tyecin Common Stock.

                    (b)   POWER AND CAPACITY.

                          (i)  Such Principal Shareholder has full right, power
and capacity to execute, deliver and perform this Agreement and to vote his shares of Tyecin Common Stock in favor of the Merger and to execute and deliver a consent in writing to the Merger pursuant to the terms hereof.

                          (ii) The execution and delivery of this Agreement, and
the consummation by such Principal Shareholder of the transactions herein contemplated and the fulfillment by such Principal Shareholder of the terms hereof, will not require any consent, approval, authorization, or order of, notice to or filing with, any court, regulatory body, administrative agency or other governmental body (except as may be required under the Securities Act or state blue sky laws) and will not result in a breach of any of any indenture, mortgage, deed of trust or other agreement or instrument to which such Principal Shareholder is a party, or of any order, rule or regulation applicable to such Principal Shareholder of any court or of any regulatory body or administrative agency or other governmental body having jurisdiction.

                    (c)   LITIGATION.

                          (i)  Such Principal Shareholder is not a party to any
suit, action, arbitration or legal, administrative, governmental or other proceeding or investigation pending or threatened which might adversely affect or restrict the ability of such Principal Shareholder to consummate the transactions contemplated by this Agreement or to perform his obligations hereunder.

                          (ii) There is no judgment, order, injunction or decree
of any court, governmental authority or
regulatory agency to which such Principal Shareholder is subject which might adversely affect or restrict the ability of such Principal Shareholder to consummate the transactions contemplated by this Agreement or to perform his obligations hereunder.

                    (d) SPOUSAL CONSENT. The person executing the Spousal Consent delivered in connection herewith is the only person who holds any community property rights, by virtue of marriage or otherwise, in connection with each Principal Shareholder's shares of Tyecin Common Stock.

                    (e) ABSENCE OF CLAIMS. Except for any claim they may have against Tyecin in connection with this Merger Agreement and the other documents executed in connection with this Merger Agreement, the Principal Shareholders have no claim against Tyecin, and do hereby release Tyecin from any and all claims which they now have or may have against Tyecin. Each of the Principal Shareholders has express notice of the provisions of California Civil Code
Section 1542, which provides as follows:

               "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him might have materially affected his settlement with the debtor."

and being aware of said Code section, waives any rights they may have thereunder as well as under any statutes or common law principles of similar effect in any other states or any other jurisdiction or under Federal law.

                    (f) POOLING OF INTERESTS. The Principal Shareholders have not taken any actions, individually or if combined with others, including without limitation disposition of shares of Tyecin during certain periods prior to the Merger, which would prevent Manugistics and the Surviving Company from treating the Merger for accounting purposes as a "Pooling of Interests."

                    (g) ACCREDITED INVESTOR. Such Principal Shareholder resides in the United States at the residence set forth on SCHEDULE 2.2 and is an "accredited investor," as such term is defined in Rule 501(a) of Regulation D of the Securities Act.

         6.    REPRESENTATIONS AND WARRANTIES OF ACQUISITION AND MANUGISTICS.

               6.1 ORGANIZATION. Each of Acquisition and Manugistics is a corporation duly organized, validly existing and in good standing under the laws of Delaware and each has all requisite corporate power and authority and all necessary licenses and permits to carry on its business as it has been and is now being conducted and to own or lease and to operate the properties used in connection therewith. Copies of the articles of incorporation and bylaws of Manugistics and Acquisition made available to Tyecin are accurate and complete as of the date hereof.

               6.2  AUTHORIZATION; FREEDOM TO CONTRACT.

                    (a) The execution and delivery by Acquisition and Manugistics of this Agreement, and the performance by each of them of its respective obligations hereunder, has been duly authorized by all necessary corporate actions.

                    (b) The execution and delivery of this Agreement by Acquisition and Manugistics does not, and the performance by each of Acquisition and Manugistics of its respective obligations hereunder will not, (i) violate or conflict with any provision of its Certificates or Articles of Incorporation or By-Laws thereof, as in effect on the date hereof or any amendments thereto or restatements thereof, or (ii) violate any of the terms, conditions or provisions of any applicable law, rule, regulation, order, writ, injunction, judgment or decree of any court, governmental authority, or regulatory agency, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, indenture, debenture, security agreement, trust agreement, lien, mortgage, lease, agreement, license, franchise, permit, guaranty, joint venture agreement, or other agreement, instrument or obligation, oral or written, to which Acquisition and Manugistics is a party (whether as an original party or as an assignee or successor) or by which any of their properties is bound. No Permits and no Filings are required in connection with the execution, delivery and performance of this Agreement by Acquisition and Manugistics and the consummation of the transactions contemplated hereby, except (i) the filing by Acquisition of the Certificate of Merger and California Merger Agreement, and
(ii) any filings required to be made with the Securities and Exchange
Commission.

               6.3  LITIGATION.

                    (a) Acquisition and Manugistics are not parties to any suit, action, arbitration or legal, administrative, governmental or other proceeding or investigation pending or, to the knowledge of either of them, threatened which might have a material adverse effect or restrict their ability to consummate the transactions contemplated by this Agreement or to perform their obligations thereunder.

                    (b) There is no judgment, order, injunction or decree of any court, governmental authority or regulatory agency to which Acquisition or Manugistics is subject which might have a material adverse effect on or restrict their ability to consummate the transactions contemplated by this Agreement or to perform their obligations thereunder.

               6.4 ISSUANCE OF SHARES. The shares of Preferred Closing Stock, Common Closing Stock and Escrow Stock to be issued pursuant to Section 2 hereof are duly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable.

               6.5 SECURITIES EXCHANGE ACT OF 1934. Manugistics has two classes of authorized capital stock: preferred stock, of which no shares presently are outstanding, and common stock, par value $.002 per share. Such common stock is registered pursuant to Section 12 of the Securities Exchange Act of 1934, has been subject to the reporting requirements of Section 13 of that Act for a period of at least the last ninety (90) days and Manugistics has filed all the reports required to be filed thereunder during the past twelve (12) months. Manugistics agrees to use its reasonable best efforts to file with the United States Securities and Exchange Commission (the "SEC") in a timely manner (including available extensions of time) all reports and other documents required to be filed by an issuer of securities registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

               6.6 INFORMATION PACKAGE INFORMATION. Manugistics and Acquisition hereby represent and warrant that the information contained in the Confidential Information Package as it relates to Manugistics and Acquisition is true and correct as of the date thereof in all material respects, as supplemented by
EXHIBIT 6.6 (the "Consent and Acknowledgement"), except as otherwise provided in that certain letter signed by Michael Sullivan of Manugistics to Tyecin, dated May 29, 1998.

         7.    POST-CLOSING COVENANTS.

               7.1 REGISTRATION. Manugistics shall (i) file with the Securities and Exchange Commission within thirty (30) days after the Effective Date, a Registration Statement on an appropriate form (the "Registration Statement") for the registration for offer and sale under the Securities Act of all of the Preferred Closing Stock and Common Closing Stock held by the Tyecin Shareholders and the Escrow Agent, subject, with respect to each Tyecin Shareholder, to such shareholder having provided Manugistics with such information and documents as Manugistics may reasonably request in writing from time to time in connection with the Registration (as defined below); and (ii) file for appropriate qualifications (if any), required under applicable state "blue-sky" securities laws of such jurisdictions as the Paying Agent, on behalf of the Tyecin Shareholders, or any of them, shall reasonably request in writing from time to time; Manugistics shall cause such filings to occur as promptly as reasonably practicable after receipt of written request therefor (collectively, the "Registration"). However, Manugistics shall not be obligated to take any such actions if:

                    (a) in any particular jurisdiction, Manugistics would be required to execute a general consent to service of process in effecting the Registration unless Manugistics is already subject to service in such jurisdiction and except as may be required by the Securities Act; or if

                    (b) (i) in the good faith judgment of the Board of Directors of Manugistics, such Registration, qualification or compliance would be seriously detrimental to Manugistics and the Board of Directors of Manugistics concludes, as a result, that it is essential to defer such Registration, at such time, and (ii) Manugistics shall furnish to the Paying Agent a certificate signed by the President of Manugistics stating that, in the good faith judgment of the Board of Directors of Manugistics, it would be seriously detrimental to Manugistics for such Registration to be filed in the near future and that it is, therefore, essential to defer the filing for such Registration, qualification or compliance, then Manugistics shall have the right to defer such filing for a period of not more than ninety (90) days after the Effective Date.

                        7.2    CERTAIN RESTRICTIONS ON TRANSFER.

                               (a)  Each of the Principal Shareholders agrees
not to sell, transfer or otherwise dispose, or offer to sell, transfer or otherwise dispose of any of the Common Closing Stock (i) during the period in which any of the shareholders of Tyecin shall not be permitted to effect sales, otherwise dispose of any shares of Manugistics Common Stock or take any other actions, individually or in combination with others, including without limitation the disposition of shares of Manugistics during certain periods after the Merger, which would prevent Manugistics and the Surviving Company from accounting for the Merger as a "Pooling of Interests" (the "Pooling Lock-Up Period"); and (ii) if such action would violate any applicable federal or state securities laws. Neither Principal Shareholder shall take any action to sell even a de minimus amount of their shares of Manugistics Common Stock (less than 10% of their Manugistics Common Stock) during the Pooling Lock-up Period without first notifying Manugistics and will not dispose of such shares until such Principal Shareholder receives written confirmation from Manugistics that such sale will not violate the aggregate de minimus test with respect to the combined companies.

                               (b)  Each Principal Shareholder will not take,
directly or indirectly, any action designed to cause or result in, or which has constituted or might reasonably be expected to constitute, the unlawful manipulation or stabilization of the price of common stock or of any other securities of Manugistics, including without limitation, in violation of Regulation M under the Securities Act.

                        7.3 PUBLICATION OF FINANCIALS. If Closing shall occur on or before June 1, 1998, then on or before July 15, 1998, Manugistics shall publish financial results covering at least thirty (30) days of post-Merger combined operations for the period ending June 30, 1998.

                        7.4 WAIVER OF RIGHTS. Each of the Principal Shareholders hereby waives, for himself and his heirs, legal representatives, successors and assigns, the right to exercise any and all statutory and/or contractual rights of redemption with respect to any of the shares of Tyecin Common Stock and/or Tyecin Options owned of record or beneficially by such Principal Shareholder, as well as the right to exercise any and all statutory and/or contractual rights of appraisal with respect to any of the Tyecin Common Stock or the Tyecin Options.

                  8. CONDITIONS PRECEDENT TO OBLIGATIONS OF TYECIN. All obligations of Tyecin under this Agreement are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent (any of which may be waived in writing in whole or in part by Tyecin).

                        8.1  REPRESENTATIONS AND WARRANTIES TRUE AS OF
EFFECTIVE DATE. The representations and warranties of Acquisition and Manugistics contained in this Agreement shall be true on and as of the date hereof and shall be true on and as of the Effective Date with the same effect as though such representations and warranties were made on and as of the Effective Date, except for changes permitted by this Agreement.

                        8.2 COMPLIANCE WITH THIS AGREEMENT. Acquisition and Manugistics shall have performed and complied with all agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing.

                        8.3 COMPANY CERTIFICATE. Tyecin shall have received certificates dated the Closing Date and signed by the President (or other duly authorized officer) of Acquisition and Manugistics respectively, certifying that the conditions specified in Sections 8.1 and 8.2 have been fulfilled.

                        8.4 OPINION OF COUNSEL. Tyecin shall have received the written opinion dated the Effective Date of Dilworth Paxson LLP, substantially in the form of EXHIBIT H hereto.

                        8.5 NO LITIGATION. No litigation, suit, action or proceeding shall have been instituted by any party which (i) seeks to restrain or prohibit the transactions contemplated by this Agreement, (ii) challenges the legality or validity of the transactions contemplated by this Agreement, or (iii) seeks damages from Tyecin as a result of the transactions contemplated by this Agreement.


                          8.6  CERTIFICATES. Tyecin shall have been furnished
with certificates dated the Closing Date and signed by the Secretary or an Assistant Secretary of Acquisition and Manugistics setting forth (i) the names, signatures and positions of the officers of Acquisition and Manugistics who have executed this Agreement or any other document executed as a Closing document hereunder, and (ii) a copy of the resolutions adopted by the board of directors of Acquisition and Manugistics authorizing the execution, delivery and performance of this Agreement.

                          8.7  FILING OF MERGER AGREEMENTS. Tyecin shall have
received evidence of the filing of the Certificate of Merger and the California Merger Agreement.

                    9. CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUISITION AND MANUGISTICS. All obligations of Acquisition and Manugistics under this Agreement are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent (any of which may be waived in writing in whole or in part by Acquisition and Manugistics).

                          9.1  REPRESENTATIONS AND WARRANTIES TRUE AS OF
EFFECTIVE DATE. The representations and warranties of Tyecin contained in this Agreement shall be true on and as of the date hereof and shall be true on and as of the Effective Date with the same effect as though such representations and warranties were made on and as of the Effective Date, except for changes permitted by this Agreement or changes in the ordinary course of business.

                          9.2  COMPLIANCE WITH THIS AGREEMENT.

                               (a)  Tyecin shall have performed and complied and
shall have caused all of its Subsidiaries to perform and comply with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it or its Subsidiaries prior to or at the Closing.

                               (b)  The Principal Shareholders shall have
performed and complied with all agreements and conditions contained in this Agreement that are required to be performed or complied with by the Principal Shareholders prior to or at the Closing.

                          9.3  TYECIN CERTIFICATE. Acquisition and Manugistics
shall have received a certificate dated the Closing Date and signed by the President of Tyecin and the Principal Shareholders certifying that the conditions specified in Sections 9.1 and 9.2 have been fulfilled and that the shareholders and optionholders of Tyecin have each received the information statement, which is attached hereto as EXHIBIT I (the "Confidential Information Statement") as well as EXHIBIT 6.6, together with the documents delivered in connection therewith, respectively.

                          9.4  OPINION OF COUNSEL. Acquisition and Manugistics
shall have received the written opinion, substantially in the form of EXHIBIT J and annexed hereto, dated the Effective Date of Brobeck Phleger & Harrison LLP, counsel to Tyecin and with respect to the Principal Shareholders, as provided therein.

                          9.5  NO LITIGATION. No litigation, suit, action or
proceeding shall have been instituted by any party which (i) seeks to restrain or prohibit the transactions contemplated by this Agreement, (ii) challenges the legality or validity of the transactions contemplated by this Agreement, or
(iii) seeks damages from Acquisition, Manugistics, Tyecin or any Subsidiary as a result of the transactions contemplated by this Agreement.

                          9.6  CERTIFICATES. Acquisition and Manugistics shall
have been furnished with certificates dated the Closing Date and signed by the Secretary of Tyecin setting forth (i) the names, signatures and positions of the officers of Tyecin who have executed this Agreement or any other document executed as a Closing document hereunder, (ii) a copy of the resolutions adopted by the board of directors Tyecin authorizing the execution, delivery and performance of this Agreement and all documents referred to herein, and (iii) after receipt of a copy of EXHIBIT 6.6 by the Tyecin Shareholders, shareholder approval by a majority of the holders of Tyecin Common Stock to the execution, delivery and performance of this Agreement and all documents referred to herein.

                          9.7  RESIGNATIONS. Tyecin shall have delivered to
Manugistics and Acquisition the written resignation of each director and each officer of Tyecin, and shall have delivered to Manugistics and Acquisition the written resignations of all trustees and committee members of all Plans including the Tyecin Option Plans as shall be requested in writing by Manugistics or Acquisition.

                          9.8  TERMINATION OF AUTHORITY. Tyecin and the
Subsidiaries shall have canceled the authority of all persons permitted to (A) draw on Tyecin's and the Subsidiaries' bank accounts, (B) charge on Tyecin's and the Subsidiaries' credit cards, (C) have access to Tyecin's and the Subsidiaries' safe deposit boxes, and (D) exercise a power of attorney to act on behalf of Tyecin and the Subsidiaries, all effective as of the Effective Date.

                          9.9  EMPLOYEES.

                               (a)  The Employees of Tyecin set forth on
SCHEDULE 9.9(A) annexed hereto shall have acknowledged their intent to remain as employees of the Surviving Company at the Effective Date and to be guided by the employment practices, policies, and procedures of Manugistics.

                               (b)  The Surviving Company shall have entered
into Employment Agreements with the employees listed on SCHEDULE 9.9(B) annexed hereto.

                          9.10 NO LIENS. None of the shares of Tyecin Common
Stock or Tyecin Preferred Stock held by the Tyecin Shareholders shall be subject to a Lien and each of the Principal Shareholders shall have delivered an executed Spousal Consent, substantially in the form of EXHIBIT K.

                          9.11 COVENANTS NOT TO COMPETE. Tyecin shall have
delivered executed covenants not to compete, from the employees of Tyecin set forth on SCHEDULE 9.11 annexed hereto.

                          9.12 CLOSING AGREEMENTS.

                               (a)  Acquisition, the Escrow Agent and the Paying
Agent shall have executed the Escrow Agreement and delivered a fully-executed original to Acquisition or Manugistics.


                               (b)  The Surviving Company, the Principal
Shareholders, and the Paying Agent shall have executed the Paying Agent Agreement and delivered a fully-executed original to Acquisition or Manugistics.

                          9.13 TERMINATION OF AGREEMENTS. The agreements with
the entities listed on SCHEDULE 9.13 annexed hereto shall have been terminated, and Tyecin shall deliver a written confirmation from each of the entities listed on SCHEDULE 9.13 of their waiver and relinquishment of all rights against Tyecin, the Subsidiaries, the Surviving Company, Acquisition, and Manugistics.

                          9.14 ASSIGNMENT OF AGREEMENTS. The agreements with the
entities listed on SCHEDULE 9.14 annexed hereto shall have been assigned and/or assumed and Tyecin shall have delivered to Manugistics a written consent to the transfer of ownership and/or an assignment of rights from the parties to such agreements.

                          9.15 RELEASE FROM AGREEMENTS. Tyecin shall have
delivered a written release of all claims against Tyecin, the Subsidiaries, the Surviving Company, Acquisition, and Manugistics from those entities or persons listed on SCHEDULE 9.15.

                          9.16 BOARD APPROVAL. The boards of directors of each
of Manugistics and Acquisition shall have approved this Merger

Agreement and transactions contemplated thereby.

                          9.17 FILING OF MERGER DOCUMENTS. Manugistics shall
have received evidence of the filing of the Certificate of Merger and the California Merger Agreement.

                          9.18 POOLING TREATMENT.

                               (a)  Manugistics shall have received a
consolidated balance sheet as of March 31, 1998 from Tyecin and an unaudited consolidated balance sheet as of December 31, 1997 from Price Waterhouse, Tyecin's accounting auditors.

                               (b)  Manugistics and Acquisition shall have
received an opinion satisfactory in form and substance to Manugistics and Acquisition from Tyecin's accounting auditors, that with respect to Tyecin, the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement.

                          9.19 TYECIN-INNOTECH WAIVER. Manugistics shall have
received a waiver from Innotech of any of its rights to put its stock in Tyecin-Innotech to Tyecin and/or to terminate any of the existing agreements between the Preferred Shareholder and Tyecin-Innotech.

                          9.20 CONVERSION BY PREFERRED SHAREHOLDER. The
Preferred Shareholder shall have converted all of the issued shares of Tyecin Preferred Stock into shares of Tyecin Common Stock.

                          9.21 CONVERSION OF RELATED PARTY DEBTS. Before the
Closing Date, Manugistics shall have received a certificate stating that all indebtedness, if any, of Tyecin to the Tyecin Shareholders or any other related parties shall have been converted to equity in Tyecin or otherwise retired.

                          9.22 SHAREHOLDER TENDER. The holders of not less than
ninety-seven (97%) percent of the Tyecin Common Stock and of one hundred (100%) percent of the Tyecin Preferred Stock shall have tendered their shares in accordance with the terms of this Merger Agreement.

                          9.23 LETTERS OF TRANSMITTAL. The holders of not less
than ninety-seven (97%) percent of the Tyecin Common Stock and of one hundred (100%) percent of the holders of Tyecin Preferred Stock shall have delivered an executed Letter of Transmittal substantially in the form of EXHIBIT G and their shares of Tyecin Common Stock and Tyecin Preferred Stock in accordance with the terms of this Merger Agreement and the Letter of Transmittal.

                          9.24 LOCK-UP LETTERS FROM AFFILIATES. Each affiliate
of Tyecin shall have delivered to Manugistics a letter satisfactory in form and substance to counsel for Manugistics, to the effect that (a) such affiliate or person has not taken and agrees not to take any actions, individually or if combined with others, including disposition of any shares of Tyecin and/or Manugistics during certain periods before and after the Merger, which would preclude the Merger from qualifying for "Pooling of Interests" treatment, and (b) has not taken any action which is in violation of any applicable federal or state securities laws, and agrees not to take any such action.

                          9.25 TYECIN OPTION PLAN RESOLUTION. Manugistics shall
have received from Tyecin a resolution from its board of directors, amending the Option Plans to reduce the number of Tyecin Options issuable thereunder to that number of Tyecin Options issued and outstanding as provided on SCHEDULE 1.2(D).

                          9.26 NOTICE OF SHAREHOLDER APPROVAL. Manugistics shall
have received notice from Tyecin of any holders of potentially Dissenting
Shares.

                          9.27 CONSENT AND ACKNOWLEDGEMENT. Tyecin shall have
delivered to all shareholders of Tyecin a Consent and Acknowledgement in the form of EXHIBIT 6.6 and Manugistics shall have received an executed Consent and Acknowledgement in the form of EXHIBIT 6.6 from each of the Tyecin Shareholders who have tendered their shares pursuant to Section 9.22 hereof and delivered a Letter of Transmittal pursuant to Section 9.23 hereof.

                    10.   COOPERATION AND POST CLOSING OBLIGATIONS.

                          10.1 FURTHER ASSURANCES. From and after the Closing,
all of the parties to this Agreement agree to execute and deliver such further documents and instruments and to do such other acts and things as any other party, as the case may be, may reasonably request in order to effectuate the transactions contemplated by this Agreement. In the event any party shall be involved in litigation, threatened litigation or government inquiries with respect to a matter involving any of them, the other parties shall also make available to such first party, at reasonable times and subject to the reasonable requirements of its or his own business, such of its or his personnel as may have information relevant to the matters provided such first party shall reimburse the providing party for its or his reasonable costs for employee time incurred in connection therewith if more than one business day is required. Following the Closing, the parties will cooperate with each other in connection with tax audits and in the defense of any legal proceedings, consistent with the other provisions for defense of claims provided in Section 10, to the extent such cooperation does not cause unreasonable expense, unless such expense is borne by the requesting party.

                          10.2 FURNISHING NOTICE. From the date of this

Agreement through and including the Effective Date, each of the parties to this Agreement agree to furnish to all other parties to this Agreement, copies of any notices, documents, requests, court papers, or other materials received from any governmental agency or any other third party with respect to the transactions contemplated by this Agreement, except where it is obvious from such notice, document, request, court paper or other material that the other parties were already furnished with a copy thereof.

                          10.3 CERTIFICATE LEGENDS. Each stock certificate
evidencing the Preferred Closing Stock, Common Closing Stock and Escrow Stock shall be designated with such legend or legends as shall be deemed necessary or appropriate by Manugistics upon the advice of its counsel.

                    11.   INDEMNIFICATION.

                          11.1 GENERAL. Manugistics shall indemnify each of the
Principal Shareholders and hold each of them harmless at all times from and after the Effective Date against and in respect of:

                               (a)  Any and all damages, losses, liabilities,
obligations, claims, encumbrances, deficiencies, costs and expenses, including without limitation reasonable attorneys' fees and other costs and expenses incident to, any action, investigation, claim or proceeding (all hereinafter referred to as "Losses") resulting from the breach or failure of observance or performance of any representation, warranty, covenant, agreement or commitment made by Manugistics or Acquisition in this Agreement.

                               (b)  Any and all actions, suits, proceedings,
claims, demands, assessments, judgments, costs, losses, damages, liabilities and reasonable legal and other expenses incident to the foregoing.

         The foregoing indemnity rights shall be in addition to any other rights and remedies which the Principal Shareholders may have under this Agreement, the Escrow Agreement or the Paying Agent Agreement and as a matter of law or equity. Any indemnity by Manugistics hereunder shall be satisfied by the issuance of shares of common stock of Manugistics in the amount of the claim using the NASDAQ Exchange closing price on the Closing Date.

                          11.2 INDEMNIFICATION BY THE TYECIN SHAREHOLDERS. The
Tyecin Shareholders, including the Principal Shareholders, shall indemnify each of the Surviving Company, Acquisition and Manugistics and hold each of them harmless at all times from and after the Effective Date against and in respect of:

                               (a)  Any and all damages, losses, liabilities,
obligations, claims, encumbrances, deficiencies, costs and expenses, including, without limitation, reasonable attorneys' fees and other costs and expenses incident to, any action, investigation, claim or proceeding (all hereinafter referred to as "Losses") suffered, sustained, incurred or required to be paid by Manugistics, Acquisition or the Surviving Company by reason of the following:

                          (i)  Any breach or failure of observance or
performance of any representation, warranty, covenant, agreement or commitment made by Tyecin and/or the Principal Shareholders in this Agreement or in any other agreement, certificate or document executed or delivered in connection herewith or as a result of any such representation, warranty, covenant, agreement or commitment being untrue or incorrect in any respect; and

                          (ii) Any claims by former Tyecin employees concerning
their Tyecin Options; provided, further, that nothing contained in this Section 11.2(a)(iii) shall be interpreted or construed to limit any claims that Manugistics or the Surviving Company may have pursuant to Section 11.2(a)(i) and
(ii) hereof.

                          (iii) The civil action filed on April 23, 1998 in the
Superior Court of California, County of Santa Clara, No. CV773549, by a former Tyecin employee and optionholder against Tyecin Systems, Inc. and Randall A. Hughes.

                    (b) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, losses, damages, liabilities and reasonable legal and other expenses incident to the foregoing.

         The foregoing indemnity rights shall be in addition to any other rights and remedies which the Surviving Company, Acquisition or Manugistics may have under this Agreement, the Escrow Agreement, the Paying Agent Agreement or any other agreement delivered in connection with the Merger, and as a matter of law or equity.

               11.3 PERIOD OF INDEMNITY. The aforesaid indemnities shall remain in full force and effect with respect to claims relating to breaches of representations, warranties, covenants, or agreements, for a period equal to the earlier of one (1) year from the Effective Date or the first public release of consolidated audited financial statements for the Surviving Company and Manugistics.

               11.4 NOTICE TO THE INDEMNITOR. Within a reasonable period after the assertion of any claim by a third-party or occurrence of any event which may give rise to a claim for indemnification from an indemnitor (the "Indemnitor") under this Section 11, an indemnified party (the "Indemnified Party") shall notify the Indemnitor in writing of such claim and advise the Indemnitor whether the Indemnified Party intends to contest same, but the failure to give or delay in giving such notice shall not affect the obligations of the Indemnitor hereunder except to the extent the Indemnitor actually has been prejudiced thereby.

               11.5 RIGHTS OF PARTIES TO SETTLE OR DEFEND. If the Indemnified Party determines not to contest such claim, the Indemnitor shall have the right, at its own expense, to contest and defend against such claim. If the Indemnified Party determines to contest such claim, the Indemnitor shall have the right to be represented, at its own expense by its own counsel and accountants, their participation to be subject to the reasonable direction of the Indemnified Party. In either case, the Indemnified Party shall make available to the Indemnitor and its attorneys and accountants, at all reasonable times during normal business hours, all books, records, and other documents in its possession relating to such claim. The party contesting any such claim shall be furnished all reasonable assistance in connection therewith by the other party. If the Indemnitor fails to undertake the defense of or settle or pay any such third-party claim within ten (10) days after the Indemnified Party has given written notice to the Indemnitor advising that the Indemnified Party does not intend to contest such claim, or if the Indemnitor, after having received such notification from the Indemnified Party, fails forthwith to defend, settle or pay such claim, then the Indemnified Party may take any and all necessary action to dispose of such claim including, without limitation, the settlement or full payment thereof upon such terms as it shall deem appropriate, in its sole discretion, subject to the following with respect to any proposed settlement thereof.

               11.6 SETTLEMENT PROPOSALS. In the event the Indemnified Party desires to settle any such third-party claim (whether or not contested by the Indemnitor), the Indemnified Party shall advise the Indemnitor of the amount it proposes to pay in settlement thereof (the "Proposed Settlement"). If such Proposed Settlement is unsatisfactory to the Indemnitor, it shall have the right, at its expense, to contest such claim by giving written notice of such election to the Indemnified Party within ten (10) days after the Indemnitor has been advised of the Proposed Settlement. If the Indemnitor does not deliver such written notice within ten (10) days after the Indemnitor has been advised of the Proposed Settlement, the Indemnified Party may offer the Proposed Settlement to the third party making such claim. If the Proposed Settlement is not accepted by the party making such claim, any new Proposed Settlement figure which the Indemnified Party may wish to present to the party making such claim shall first be presented to the Indemnitor who shall have the right, subject to the conditions hereinabove set forth in this Section, to contest such claim. In all such events, the Indemnitor shall indemnify the Indemnified Party and hold it harmless against and from any and all costs of defense, payment or settlement, including reasonable attorneys' fees incurred in connection therewith.

               11.7 REIMBURSEMENT.

                    (a) IN GENERAL. At the time that the Indemnified Party shall suffer a Loss because of a breach of any warranty, representation, covenant or agreement by the Indemnitor or at the time the amount of any liability on the part of the Indemnitor under this Section is determined (which in the case of payments to third persons shall be the earlier of (i) the date of such payments or (ii) the date that a court of competent jurisdiction shall enter a final judgment, order or decree (after exhaustion of appeal rights establishing such liability), the Indemnitor shall forthwith, upon notice from the Indemnified Party, pay to the Indemnified Party, the amount of the indemnity claim; provided, however, that unless the Indemnitor expressly denies in writing its indemnity obligation hereunder, the Indemnitor shall pay the reasonable attorneys' fees and other litigation expenses from time to time incurred by the Indemnified Party promptly upon the submission of invoices therefor by the Indemnified Party. If such amount is not paid forthwith, then the Indemnified Party may, at its option, take legal action against the Indemnitor for reimbursement in the amount of its indemnity claim. For purposes hereof the indemnity claim shall include the amounts so paid (or determined to be owing) by the Indemnified Party together with costs and reasonable attorneys' fees and interest on the foregoing items at the rate of nine percent (9%) per annum from the date the obligation is due from the Indemnitor to the Indemnified Party, as hereinabove provided, until the indemnity claim shall be paid.

                    (b) ESCROW STOCK. If the Indemnified Party is Manugistics, Acquisition or the Surviving Company then the Indemnified Party shall have the right to obtain payment of its Losses from the Escrow Fund pursuant to and in accordance with the terms of the Escrow Agreement, such Escrow Fund having been created as security for any claims for indemnification brought by Manugistics, Acquisition or the Surviving Company as provided in this Section 11, except for claims relating to the breach of the representations, warranties and covenants contained in Sections 5(a), 5(b), 5(c), 5(g) 7.2(a)(ii), and 7.2(b), which claims shall not be satisfied from the Escrow Fund. The terms and conditions of the Escrow Agreement shall govern any claims brought by Manugistics or Acquisition or the Surviving Company for payment from the Escrow Fund.

               11.8 SHAREHOLDER/OPTIONHOLDER CLAIMS. Without in any way limiting the generality of the foregoing Section 11.2 of this Agreement, the Tyecin Shareholders shall indemnify each of the Surviving Company, Acquisition and Manugistics and hold each of them harmless at all times from and after the Closing Date against and in respect of any claims brought by any shareholder of Tyecin or any optionholder of Tyecin for acts or omissions prior to the Effective Date related to the stock or option holdings in Tyecin.

               11.9 LIMITATION OF LIABILITY.

                    (a) It is understood and acknowledged that each of the Surviving Company, Acquisition and Manugistics may demand tender of the entire amount of Escrow Stock to the extent that the conditions precedent to disbursement thereof as set forth in the Escrow Agreement are met and nothing in this Section 11.9 shall limit the ability of Manugistics, the Surviving Company and Acquisition to so demand and receive the Escrow Stock.

                    (b) Subject to the provisions of Section 11.9(a) above and to Section 11.9(d) below, but otherwise notwithstanding anything contained herein to the contrary, the total liability of the Tyecin Shareholders, including the Principal Shareholders, for payment to Manugistics, Acquisition and the Surviving Company for all Losses, by reason of any breach of this Agreement or otherwise, shall be limited to the Escrow Fund. Each reduction in the Escrow Fund pursuant to the terms of the Escrow Agreement shall reduce each Tyecin Shareholder's share of the Escrow Stock on a pro rata basis based on the percentage share of the total Manugistics Common Stock to which they are entitled to receive pursuant to Sections 1.2(a) and 1.2(b) of this Agreement.

                    (c) Except for any breach of any obligations under Section 7.3, no amount shall be payable by the Principal Shareholders hereunder until the aggregate amount of the Losses suffered or sustained by Manugistics, Acquisition and Surviving Company collectively exceeds $50,000 (the "Base Amount"), and at such time as such aggregate Losses exceed the Base Amount, all Losses in excess of the Base Amount shall be due and owing from the Tyecin Shareholders, as the case may be.

                    (d) Any claims relating to the breach of representations, warranties and covenants contained in Sections 5(a), 5(b), 5(c), 5(g) and 7.2(a)(ii) and 7.2(b) shall not be satisfied out of the Escrow Stock nor shall such claims be limited to the value of the Escrow Stock but, rather, shall be limited to the value of the consideration received by the person or entity against whom the claim is made. Satisfaction of any such claims shall be made first from Manugistics Common Stock (using the NASDAQ Exchange closing price on the Closing Date) then owned by the Indemnitor(s) and then from cash and/or other assets of the Indemnitor(s).

               12. BROKERS' AND FINDERS' FEES. Each of the Principal Shareholders, Tyecin, Acquisition and Manugistics represent and warrant to each other party hereto that no person or entity is entitled to a brokerage fee or other commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby, except, with respect to Tyecin, Broadview Associates whose fees are listed on SCHEDULE 1.5(B).

               13. PRESS RELEASES; CONFIDENTIALITY. Except as required by a judicial, regulatory or governmental authority with competent jurisdiction, including, but not limited to, obligations of Manugistics to make public disclosures under Federal and state securities laws, and except as required by the rules of the National Association of Securities Dealers ("NASD") applicable to Manugistics, no party hereto shall issue any press release nor otherwise make public any information with respect to this Agreement or the transactions contemplated thereby, prior to the Effective Date, without the consent of the other parties to this Agreement. The parties agree that all discussions, negotiations, and transactions contemplated hereby and all information exchanged pursuant hereto and in connection with due diligence, shall be kept strictly confidential, except as otherwise provided in this Section 13. Each Principal Shareholder covenants and agrees that, at all time following execution of this Agreement, he shall not use for his own benefit or divulge to any other person, firm, or corporation, any confidential information or trade secrets which Tyecin, the Surviving Company, Acquisition or Manugistics may have imparted to such Principal Shareholder.

               14. CONTENTS OF AGREEMENT; PARTIES IN INTEREST; ETC. This Agreement and the agreements referred to herein set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Except as set forth in Sections 4 and 5 of this Agreement and the Schedules and Exhibits hereto, there are no representations or warranties, express or implied, made by any party to this Agreement with respect to the subject matter of this Agreement. This Agreement shall not be amended except by a written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the documents referred to herein, except for the confidentiality provisions of Section 12 hereof, the No-Shop Agreement and the Confidentiality Agreement which shall continue in full force and effect.

               15. ASSIGNMENT AND BINDING EFFECT. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. Notwithstanding anything to the contrary contained elsewhere in this Agreement or in any other document or agreement delivered in connection herewith, the obligation of Manugistics to file the Registration Statement is solely for the personal benefit of each Tyecin Shareholder.

               16. WAIVER. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

               17. TERMINATION. This Agreement may be terminated by the mutual agreement of all of Tyecin, Acquisition and Manugistics at any time prior to the Effective Date. Any termination pursuant to this Section 17 shall be without liability on the part of any party to the other party hereto.

               18. NOTICES. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by telegram or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

               If to Acquisition or Manugistics:
                    c/o
                    Manugistics Group, Inc.
                    2115 East Jefferson Street
                    Rockville, MD 20852
                    Attn:  Helen Nastasia, Esquire

                    with a copy to:

                    Lawrence F. Shay, Esquire
                    Dilworth Paxson LLP
                    3200 Mellon Bank Center
                    1735 Market Street
                    Philadelphia, PA 19103

               If to Tyecin or the Principal Shareholders(prior to the Closing):

                    Tyecin Systems, Inc.
                    Randall A. Hughes and
                    Richard Zuanich
                    Four Main Street
                    Los Altos, CA  94022

                    with a copy to:

                    Thomas W. Kellerman, Esquire
                    Brobeck Phleger & Harrison LLP
                    2 Embarcadero Place
                    2200 Geng Road
                    Palo Alto, CA  94303

               If to the Principal Shareholders (after the Closing):

                    Randall A. Hughes
                    Richard Zuanich
                    c/o Tyecin Systems, Inc.

                          Four Main Street
                          Los Altos, CA 94022




                    If to Tyecin (after the Closing):

                          Tyecin Systems, Inc.
                          Four Main Street
                          Los Altos, CA 94022

                          with a copy to:

                          Lawrence F. Shay, Esquire
                          Dilworth Paxson LLP
                          3200 Mellon Bank Center
                          1735 Market Street
                          Philadelphia, PA 19103

or to such other address or person as any party may have specified in a notice duly given to the other party as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.

                        19. GOVERNING LAW. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware as applied to contracts made and fully performed in such state, except insofar as the CGCL shall be mandatorily applicable to the Merger and the rights of shareholders of Tyecin in connection therewith.

                        20. NO BENEFIT TO OTHERS. The representations, warranties, covenants, agreements and indemnities contained in this Agreement are for the sole benefit of the parties hereto, and their respective successors and assigns, and they shall not be construed as conferring, and are not intended to confer, any rights on any other persons.

                        21. SECTION HEADINGS. All section headings are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.

                        22. SCHEDULES AND EXHIBITS. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

                        23. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and Tyecin, Acquisition, and Manugistics and each of the Principal Shareholders may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement on the date first above written.


Attest:                                 TYECIN SYSTEMS, INC.


By:                                     By:
    ---------------------------            -----------------------------
     Secretary                                     President


Attest:                                 TYECIN ACQUISITION, INC.


By:                                     By:
    ---------------------------            -----------------------------
     Secretary                                     President


Attest:                                 MANUGISTICS GROUP, INC.


By:                                     By:
    ---------------------------            -----------------------------
     Secretary                                     President



                                        PRINCIPAL SHAREHOLDERS:



Witness:                                RANDALL A. HUGHES

------------------------------------------------------------------------

Witness:                                RICHARD A. ZUANICH




                   [SIGNATURE TO AGREEMENT AND PLAN OF MERGER]

                             EXHIBITS AND SCHEDULES

  EXHIBITS:

  Exhibit A             Certificate of Merger
  Exhibit B             California Merger Agreement
  Exhibit C             Tyecin Option Plan
  Exhibit D             Tyecin Option Plan
  Exhibit E             Escrow Agreement
  Exhibit F             Paying Agent Agreement
  Exhibit G             Letter of Transmittal
  Exhibit H             Opinion of Dilworth Paxson LLP
  Exhibit I             Confidential Information Statement
  Exhibit J             Opinion of Brobeck, Phleger & Harrison LLP
  Exhibit K             Spousal Consent
  Exhibit 6.6           Consent and Acknowledgement

  SCHEDULES:

     1.2(d)             Tyecin Options
     1.5(b)             Tyecin Merger Costs
     2.2                Closing Stock Recipients
     4.1                Qualification
     4.3                Authorization; Freedom to Contract
     4.4                Subsidiaries and Affiliates
     4.5                Charter and Organizational Documents
     4.6                Financial Statements
     4.7                Liabilities
     4.8                Absence of Change of Events
     4.9                Title to Properties
     4.10               Real Property
     4.11               Machinery and Equipment
     4.12               Inventory
     4.13               Leases and Licenses
     4.14               Patents, Copyrights and Trademarks
     4.15               Contracts
     4.16               Defaults
     4.17               Insurance
     4.18               Capital Expenditures
     4.19               Litigation
     4.20               Legal Compliance
     4.21               Tax Matters
     4.22               Employee Benefit Plan
     4.23               Employees
     4.24               Labor Agreements
     4.25               Environmental Laws
     4.26               Bank Accounts, Letters of Credit and Powers of
                        Attorney
     4.27               Accounts and Note Receivable
     4.28               Accounts Payable
     4.29               Customers, Suppliers, Licensees and Consulting

                        Agreements
     4.32               Software Matters
     9.9(a)             Employee Acknowledgements
     9.9(b)             Employment Agreements
     9.13               Termination of Agreements
     9.14               Assignments and Consents
     9.15               Releases

                                       1